EXHIBIT 99.2

INSTRUCTIONS FOR USE OF TIB FINANCIAL CORP.

SUBSCRIPTION RIGHTS ELECTION FORM

CONSULT OUR CORPORATE SECRETARY, OR

YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by TIB Financial Corp. (“we”, “us”, “our” or the “Company”) to the holders of record (the “Recordholders”) of our common stock (the “Common Stock”), as described further in the accompanying prospectus dated December [—], 2010 (the “Prospectus”). Recordholders of the Common Stock as of 4:01 p.m., New York City time, on July 12, 2010 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Common Stock. In the Rights Offering, we are offering up to an aggregate of 1,488,792 shares of Common Stock to be issued upon the exercise of the Subscription Rights. Each Recordholder will receive, at no charge, ten Subscription Rights for each pre-split share of Common Stock that the Recordholder owned on the Record Date.

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on January 10, 2011, unless we extend the period of the Rights Offering beyond such date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier. Each Subscription Right entitles the holder to purchase one one-hundredth (1/100th) of a share of Common Stock at a subscription price of $15.00 per full share (the “Subscription Price”). For example, if you owned 955 pre-split shares of Common Stock on the Record Date, you would receive 9,550 Subscription Rights and would have the right to purchase 95 shares of Common Stock (rounded down from 95.5 shares, with the total subscription payment being adjusted accordingly, as described below) for the Subscription Price.

Each participant in this offering is generally subject to an overall beneficial ownership limit of 4.9%. Any rights exercised by a Recordholder and any Common Stock subscribed for by that Recordholder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that Recordholder, and the portion of the subscription price paid by a Recordholder for such unexercised rights will be returned to that Recordholder, without interest or penalty.

You should be aware that there is no over-subscription right associated with the Rights Offering. In addition, no shareholder will backstop the Rights Offering. Neither you nor any shareholder will have the opportunity to purchase additional shares not purchased by other shareholders in the Rights Offering.

Your Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else, and are not evidenced by any certificate.

Each Recordholder will be required to submit payment in full for all of the shares of Common Stock that the Recordholder wishes to buy in the Rights Offering before the Expiration Date. Any excess subscription payments received by American Stock Transfer & Trust Company (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

Fractional shares of our common stock that might result from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The Subscription Agent must receive your Subscription Rights Election Form, with full payment of the total subscription amount, including final clearance of any uncertified personal checks, before 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Subscription Rights, you cannot revoke the exercise of your Subscription Rights. If you do not exercise your Subscription Rights before the Expiration Date, then they will expire and you will have no further rights under them.

The number of Subscription Rights to which you are entitled and the corresponding number of shares of Common Stock that you may subscribe to purchase in the Rights Offering are printed on the face of your Subscription Rights Election Form. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Election Form and returning the Subscription Rights Election Form to the Subscription Agent in the envelope provided.

THE SUBSCRIPTION RIGHTS ELECTION FORM, WITH FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL SHARES OF COMMON STOCK SUBSCRIBED FOR IN THE RIGHTS OFFERING, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (UNLESS WE ARE REQUIRED BY LAW TO PERMIT REVOCATION). SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1.	Method of Subscription—Exercise of Subscription Rights

To exercise your Subscription Rights, complete your Subscription Rights Election Form and send the properly completed and executed Subscription Rights Election Form, together with payment in full of the total required subscription amount for all of the shares you intend to purchase in the Rights Offering, to the Subscription Agent, by no later than 5:00 p.m., New York City time, on the Expiration Date. Your full payment will be held in a segregated account to be maintained by the Subscription Agent.

Your payment of the subscription price must be made in U.S. dollars and must be delivered in one of the following ways:

•	uncertified check payable to “American Stock Transfer & Trust Company”; or

•	certified or cashier’s check, bank draft drawn upon a U.S. bank payable to “American Stock Transfer & Trust Company”.

Payments will be deemed to have been received upon clearance of any uncertified personal check or receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank. If you pay by uncertified personal check, please note that your payment may take five (5) or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date, and we also urge you to consider making your payment by means of a certified or cashier’s check.

The Subscription Rights Election Form and full payment of the total subscription amount must be delivered to the Subscription Agent by one of the methods described below:

By mail or overnight courier:	By hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) or, if you are a bank or a broker, (212) 493-3910.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Election Form on your behalf. You should confirm receipt of all facsimile transmissions by calling the Subscription Agent at (877) 248-6417.

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total subscription amount, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Subscription Agent. If the Subscription Agent does not apply your full subscription payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable following the completion of the Rights Offering.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Company, the Subscription Agent and the information agent, with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for in the Rights Offering.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Election Form, unless you provide instructions to the contrary in your Subscription Rights Election Form.

(a) Subscription Rights. As soon as practicable after the Expiration Date and the valid exercise of your Subscription Rights, the Subscription Agent will credit your account with the shares of Common Stock you have purchased pursuant to the exercise of your Subscription Rights.

(b) Excess Cash Payments. As soon as practicable after the Expiration Date, any excess subscription payment that you have paid to the Subscription Agent will be returned, without interest or penalty, to you.

3.	Execution

Execution by Registered Holder. The signature on the Subscription Rights Election Form must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Statement without any alteration or change whatsoever. Persons who sign the Subscription Rights Election Form in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

Execution by Person Other than Registered Holder. If the Subscription Rights Election Form is executed by a person other than the holder named on the face of the Subscription Rights Statement, proper evidence of authority of the person executing the Subscription Rights Election Form must accompany the same, unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.	Method of Delivery

The method of delivery of Subscription Rights Election Form and payment in full of the total subscription amount to the Subscription Agent will be at the election and risk of the holders of the Subscription Rights. If sent by mail, we recommend that you send your Subscription Rights Election Form and subscription payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date. We urge you to consider using a certified or cashier’s check to ensure that the Subscription Agent receives your funds prior to the Expiration Date. If you send an uncertified personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may take five (5) or more business days, but if you send a certified check or a bank draft drawn upon a U.S. bank, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of your payment. If you wish to pay your subscription payment by means of an uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date.

5.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent the required certification as to the number of shares of Common Stock subscribed for in the Rights Offering by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all of the shares of Common Stock subscribed in the Rights Offering on behalf of all such beneficial owners.

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